Exhibit 10.47
PALMAR LARGO ASSIGNMENT AGREEMENT
This Particular Assignment Agreement (this “Agreement”) is entered into in the City of Buenos Aires the 1st day of September, 2005 by and between DONG WON CORPORATION (SUCURSAL ARGENTINA), the Argentine Branch of Dong Won Corporation Korea (a company duly organized and existing under the laws of Korea), domiciled at Av. Córdoba 1561, 3rd Floor; Buenos Aires, Argentina (hereinafter, the “Assignor”), and GRAN TIERRA ENERGY ARGENTINA S.A., (a company duly organized and existing under the laws of Argentina) registered with the Office of Business Organizations under number 9392 of the book number 28 of Corporations (“Sociedades Por Acciones”), domiciled at San Martin 323, 13th Floor, Buenos Aires, Argentina (hereinafter referred to as “Assignee”). ”. The parties of this Agreement shall be individually referred to as a “Party” and collectively as the “Parties”.
WITNESSETH:
     WHEREAS, Assignor is the holder of a participation right over an Exploration and Exploitation Concession granted by the Argentine Federal Government under Law No. 17.319 identified as Palmar Largo Area (hereinafter referred as the “Area”).
     WHEREAS, Assignor wishes to assign and transfer to Assignee all of its rights, title and interests over the Area, as well as any obligation related thereto, as established in this Agreement, and Assignee is ready, willing and able to accept and pay for such assignment and transfer and to receive such rights, title and interests and related obligations thereunder subject to the terms and conditions set forth below;
     NOW, THEREFORE, the parties do hereby mutually agree as follows:
1. PRICE OF ASSIGNMENT AND TRANSFER OF RIGHTS
Assignor hereby agrees to assign, grant, convey and transfer to Assignee and Assignee hereby agrees to purchase and receive from Assignor, for and in consideration of the sum of six million nine hundred sixty-nine thousand and six hundred fifty nine US Dollars (US$ 6,969,659) (the “Purchase Price”), Assignor’s participation right, title and interest as described hereunder (hereinafter the “Assigned Interest”):
1.1 Assignor’s participation right over the Area:
Fourteen per cent (14%) of the participating interest held by Assignor in the Unión Transitoria de Empresas (“UTE”) Agreement: “YPF S.A. / Pluspetrol / Norcen, Palmar Largo Unión Transitoria de Empresas” entered into by and between Y.P.F. Sociedad Anónima, Pluspetrol Sociedad Anónima, Norcen International Ltd., Compañía General de Combustibles Sociedad Anónima and Dong Won Co. Ltd., for the exploration, development and exploitation of the “Palmar Largo” Area, Northwest Basin, Provinces of Salta and Formosa, approved by Decree Nº 2444/92 granted by the National Executive Branch of Argentina, dated December 22, 1992, and published on December 24, 1992, in the Official Gazette.

1.2 All the hydrocarbons, pursuant to Assignor’s participation interest, produced in the Area after June 1st, 2005, (the “Effective Date”).
1.3 All of Assignor’s right, title and interest in all contracts and contractual rights insofar as they relate only to the Assigned Interest including without limitation, permits, surface leases, surface rights, easements, rights-of-way, water and water usage rights, leases, options, orders, licenses, and all similar rights leased or owned by Assignor, and oil and gas sales contracts and agreements, purchase, exchange, transportation, gathering and processing contracts, licenses and agreements, if any.
1.4. All rights, titles and interests in the following Agreement: Palmar Largo UTE Agreement, entered into by and between Compañía General de Combustibles S.A., Pluspetrol S.A., Dong Won Corporation, and YPF S.A., dated November 24, 1992.
1.5 All technical information at Assignor’s disposal, including without limitation geological, geophysical, engineering and production data and records, any rights Assignor may have to 2D and/or 3D seismic data over the Assigned Interest, logs, maps, and other technical data related thereto.
1.6 All contract, land, environmental, regulatory, legal, title and lease records mainly relating to the Assigned Interest.
The Assigned Interest recognizes the existence of a royalty payment obligation with respect to the Area (the “Royalty Interest”) of 12%. Assignee hereby agrees to receive from Assignor and to assume as from the execution of this Agreement the obligation to pay the Royalty Interest.
2. PAYMENT OF PURCHASE PRICE
In consideration for the assignment contemplated in Article 1 hereof, Assignee pays to Assignor the Purchase Price in US Dollars, as follows:
(a)	On July 15, 2005, 2005, Assignee paid three hundred seventy-four thousand one hundred eighteen and 06/100 US Dollars (US$ 374,118.06), equal to (5.37%) of the Assignment Price, by means of wire transfer to an escrow account in The Bank of New York, New York (the “Escrow Agent”), which deposit was made in account of the Purchase Price. Such escrow deposit shall be delivered by the Escrow Agent to Assignor in accordance with the provisions of the Escrow Agreement executed between Assignor and Assignee on July 15, 2005.

(b)	Assignee hereby pays to Assignor the balance of the Purchase Price, six million five hundred ninety-five thousand five hundred forty and 94/100 US Dollars (US$ 6,595,540.94) less any amounts required to be withheld pursuant to the laws of Argentina, by wire transfer of immediately available funds to the following account: SHINHAN BANK 274-82-001993, SWIFT

CODE SHBKKRSEXXX, ADDRESS:KWANG HWA MUN MIDDLE MARKET BANKING CENTER. Immediately after such balance of the Purchase Price paid by Assignee is credited into the bank account above mentioned, Assignor shall deliver to Assignee the pertinent receipt.
3. REPRESENTATIONS AND WARRANTIES. DISCLAIMER OF WARRANTIES
3.1 Representations and Warranties of Assignor. Assignor represents and warrants that as of the date of execution of this Agreement:
     (a) it is the owner and holder of the Assigned Interest.
     (b) it has complied, with respect to the Assigned Interest, with all its obligations under the Exploration Permits and/or Exploitation Concessions on the Areas, and with the provisions of Law No. 17319, its regulatory decree and other applicable regulations.
     (c) It is a corporation duly formed and organized under the laws of Korea and is properly registered and authorized to carry on business in Argentina in the manner conducted by it.
     (d) It has all requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it hereby becomes subject. The liability of the Assignor is not restricted to its assets in Argentina and Assignor represents, warrants and confirms that the recourse of Assignee against Assignor is not limited to any branch or subdivision of Dong Won Corporation.
     (e) There are no unsatisfied judgments, claims, proceedings, actions, governmental investigations or lawsuits in existence, contemplated or threatened against or with respect to the Area or the interest of the Assignor therein or the Assigned Interest, nor is there any circumstance of which it is aware that will give rise to such a claim, proceeding, action, governmental investigation or lawsuit
     (f) Assignor has no employees or other personnel for which Assignee shall have any liability or responsibility whatsoever.
     (g) It, the operator and the other parties to the Exploration and Exploitation Concession and UTE are in compliance with such concession and UTE and is not in default of any term thereof or any law, regulation or agreement that would adversely impact the Area or the Assigned Interest.
     (h) All royalties and all property, production, severance, ad valorem and similar taxes and assessments respecting the Area and the Assigned Interest have been properly and fully paid and discharged in the manner and at the time prescribed by the regulations applicable thereto.
     (i) Except as expressly provided in this Agreement, the Assigned Interest is not subject to any liens, mortgages, pledges, claims, options, preferential rights of purchase

(other than those contemplated under section 12 of the UTE Agreement), encumbrances, overriding royalties, net profits interests or other burdens.
     (j) The Assigned Interest is not subject either to reduction, by reference to payout of a well or otherwise, or to change to an interest of any other size or nature whatsoever by virtue of any right or interest.
     (k) The petroleum products sold in respect of the Assigned Interest are not subject to any prepaid obligations or gas balancing agreement, in respect of which the Assignee would be required to deliver petroleum products produced from the Areas without receiving full payment therefor.
     (l) It has not incurred in any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transaction contemplated by this Agreement.
     (m) Except for the Royalty Interest disclosed in the last paragraph of Section 1 hereof, Assignor is the only legal and beneficial owner and holder of the Assigned Interest.
     (n) Between the Effective Date and the date of execution of this Agreement, there has not been: (i) a sale, lease or other disposition of the Assigned Interest or any part thereof; or (ii) a mortgage, pledge or grant of a lien or security interest in any of the Assigned Interest, or any part thereof
     (o) The preferential right to acquire the Assigned Interest has either not been exercised by Assignor’s partners in the Area, or waived by them.
3.2 Assignor shall be liable to Assignee and shall, in addition, indemnify Assignee from and against all losses, costs, claims, damages, expenses, and liabilities suffered, sustained, paid or incurred by Assignee which would not have been suffered, sustained, paid or incurred had all of Assignor’s representations or warranties contained in Section 3.1 above been accurate and truthful.
3.3 Assignor’s Disclaimer of Warranties
3.3.1 Except as expressly provided otherwise herein and detailed in the corresponding Schedules to this Agreement, the conveyance of the Area contemplated herein shall be AS IS, WHERE IS. Assignor makes no representations or guaranties whatsoever, express or implied, in connection with the Area, except for the provisions of Section 3.1 above and expressly waives any liability as regards the representations or guaranties in connection with any information or data released or supplied by it, its agents, representatives, employees or advisors. Assignor expressly waives any liability as regards the condition of movable property and fixtures which may affect any part of the Areas, including (a) any express or implied marketability condition; (b) any guaranty of fitness for a particular purpose, whether express or implied; (c) any guaranty, express or implied, in accordance with forms or samples of materials; and (d) any claim by the Assignee for damages due to defects, known or unknown
3.3.2 No later than fifteen (15) days subsequent to the date of execution of this Agreement, Assignor shall furnish Assignee with all the information and data on the Assigned Interest in possession of Assignor, including, without limitation, the originals of all well, geological and geophysical data directly associated with the Assigned Interest. Assignor shall furnish the information and data described above AS IS WHERE IS and without making any representation or warranty about the same and any reliance on or interpretation of any information and data furnished by Assignor shall be at Assignee’s sole risk and expense.
3.4 Representations and Warranties of Assignee
The Assignee represents and warrants that:
(a) It is a corporation duly formed and organized under the laws of Argentina;
(b) The Assignee has all requisite capacity, power and authority to execute this Agreement and to perform the obligations to which it hereby becomes subject;
(c) Assignee has inspected the Area and such inspection has included, but not been limited to, the physical and environmental condition of the Area.
3.5 Assignee shall be liable to Assignor and shall, in addition, indemnify Assignor from and against all losses, costs, claims, damages, expenses, and liabilities suffered, sustained, paid or incurred by Assignor which would not have been suffered, sustained, paid or incurred had all of Assignee’s representations or warranties contained in Section 3.4 above been accurate and truthful.
4. DELIVERY AND CONVEYANCE OF INTEREST
4.1 Delivery and Conveyance of Interest. Execution of notice to the Secretariat of Energy.
Subject to the balance of the Purchase Price being credited in the account mentioned in Section 2 (b), Assignor hereby delivers, assigns, grants and conveys to Assignee the Assigned Interest and the Parties hereby subscribe a notice addressed to the Secretariat of Energy (“Secretaría de Energía”) requesting the granting of the pertinent Administrative Decision (“Decisión Administrativa”) authorizing the assignment of Assignor’s Interest in the Area in accordance with the terms of Section 72 et seq. of Law No. 17319 (the “Notice of Request”), substantially in the form attached hereto as Schedule 4.1.
The Parties also initialize the relevant draft of deed of conveyance in the form also attached hereto as Schedule 4.1 which the Parties shall file with the Secretariat of Energy jointly with the Notice of Request.

4.2 Filing of Notice of Request.
As soon as practicable after the execution of this Agreement, Assignee shall file the Notice of Request with the Secretariat of Energy, and the Parties shall use all reasonable endeavors to obtain the above mentioned Administrative Decision and shall be obliged to execute such other public or private documents, do such acts and submit or sign such papers as may be reasonably necessary to that effect. Any applicable notary fees shall be borne fifty per cent (50%) by each Party. Irrespective of when the Administrative Decision is obtained, as from the execution of this Agreement, Assignee shall bear all costs, rights and obligations under and related to the Assigned Interest and the Assets.
The public deed for the assignment of the Assigned Interest shall be executed within the time-term provided for by the applicable legislation, to be counted as from publication of the Administrative Decision or similar resolution approving the assignment, in the Official Gazette; provided however, the Parties undertake to execute such public deed as soon as possible thereafter. Likewise, the Parties shall file a copy of the above-mentioned public deed with the Registry of Oil Companies (“Registro de Empresas Petroleras”) of the Secretariat of Energy, as provided in Secretariat of Energy Resolution Nº 450/94.
Should the Notice of Request be rejected or the Administrative Decision be still pending by September 1st, 2007, the Parties shall effect a satisfactory alternative arrangement under which the intent of this Agreement may be implemented while preserving and maintaining the rights and obligations accruing to the Parties hereunder.
5. HYDROCARBONS IN THE LINES AND TANKS
Assignor is entitled to its proportional share of the proceeds from the sale of hydrocarbon production in the tanks, storage facilities and pipelines up to the point of delivery until the Effective Date. As to hydrocarbons produced and sold after the Effective Date, Assignee shall be entitled to a credit in an amount equal to the net proceeds from the sale of such hydrocarbon production.
6.TREATMENT OF INCOME AND EXPENSES CORRESPONDING TO THE PERIOD BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE
6.1 The Parties agree that the aggregate amount from the funds obtained from the sale of the hydrocarbon production collected by the Assignor with respect to the Area and which correspond to the period as from the Effective Date to the date of execution of this Agreement (the “Closing Date”), belong to the Assignee. Also, the Assignee must bear the expenses of any nature whatsoever incurred by the Assignor on behalf of the Assignee in that regard and during the above-mentioned period.
6.2 The treatment provided for hereinabove ran from the Effective Date until the Closing Date. Therefore, the Parties proceed to make the final adjustment of the accounts between them and, to that extent, calculate all the amounts received and royalties and operating expenses paid from the Effective Date to the Closing Date on behalf of Assignee.

6.3 Within ninety (90) days following the execution of this Agreement, the Party owing the income or expenses balance pursuant to the preceding paragraph, pays the other Party the amount of such balance, by wire transfer of immediately available funds, in U.S. Dollars, in accordance to the detail and bank accounts to be informed by such Party.
7. INDEMNIFICATION
7.1 Assignor hereby undertakes the obligation to indemnify and hold Assignee harmless, in proportion to the Assignor’s participating interest in the Area, from and against any liabilities, losses, damages or obligations whether declared or not at present, known or unknown as of the date of this Contract, and from any duties, liabilities, losses, damages, costs, expenses (including attorney’s fees and expenses) and any other action, proceeding, demand or claim whatsoever from a third party, including the Government, (each one, a “Claim”), which may be suffered by Assignee, or which may be related to this Agreement for the assignment and transfer of the rights and interests on the Area, for any event or circumstance the origin or cause of which took place on a date prior to the Closing Date.
7.2 Assignee hereby undertakes that it shall be responsible for and shall defend, indemnify and hold Assignor and its affiliates, and their respective directors, officers, shareholders, employees, successors, assigns and representatives, harmless from any breach of any representation or warranty made by Assignee herein, and from any duties, liabilities, losses, damages, costs, expenses (including attorney’s fees and expenses) and any other action, proceeding, demand or claim whatsoever from a third party, including the Government, (each one, a “Claim”), which may be brought against, or suffered by Assignor, or which it may sustain, pay or incur, in either case, by reason of any matter or issue arising out of, resulting from, attributable to or connected with the Assigned Interest (or any rights or properties hereunder) accruing on or after the Closing Date.
7.3 Should a Party receive a Claim or be aware of any event that may result in a Claim against it in respect of which the other Party shall be obligated to indemnify, defend and hold it harmless in accordance with the provisions of this Agreement, such Party shall promptly notify the other in writing of any such Claim including particulars of the Claim and of the facts giving rise to it (“Notice of Claim”).
Upon receipt of a Notice of Claim, the indemnifying Party may assume the defense of said Claim with counsel selected by the indemnifying Party and reasonably satisfactory to the indemnified Party. The indemnified Party shall reasonably cooperate with such defense, as requested by the other Party and may appoint counsel to take part in its defense (these attorneys fees shall be exclusively borne by such indemnified Party appointing such counsel, but shall be borne by the indemnifying party if it requests such appointment).
If for any reason the indemnifying Party shall not assume the defense of the claim in due time and manner, the other Party will be entitled to defend, with all costs to be borne by the indemnifying Party, such claim through a counsel at its sole selection.
All amounts to be disbursed by the indemnifying Party in favor of the indemnified Party under this Agreement shall be directly disbursed by the indemnifying Party, so that the indemnified Party shall not need to make any payment or incur any charge on account of the Claims received.
7.4 Sole and Exclusive Remedy. The parties agree that the indemnification provided in this Section shall be the sole and exclusive relief and remedy available to Assignee following the Closing Date for any Claim as provided for herein.
8. TAXES
Any Stamp Tax that may apply on this Agreement shall be paid by both Parties on a 50/50 basis. Assignee shall pay for any other applicable taxes required by the appropriate taxing authority to be paid by virtue of the execution of this Agreement and of the sale and transfer of the Interest over the Areas.
9. NOTICES
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered to:
Assignee:
GRAN TIERRA ENERGY ARGENTINA S.A.
San Martin 323, 13th Floor
Buenos Aires, Argentina
Attn. Mr. Hugo Martelli
Assignor:
DONG WONG CORPORATION (SUCURSAL ARGENTINA)
Av. Córdoba 1561, 3rd Floor
Buenos Aires, Argentina
Attn. Kang Jong Ho
     or to such other address as either party may communicate in writing.
10. ASSIGNMENT
This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other party.
11. GOVERNING LAW — ARBITRATION
This Agreement shall be governed by and construed in accordance with the laws of Argentina without regard to its principles of conflicts of laws otherwise applicable. All disputes arising out of or in connection with this Agreement, its existence, enforceability, nature, interpretation, scope, performance or termination shall be finally settled by the

General Arbitration Tribunal of the Buenos Aires Stock Exchange in accordance with the rules and regulations of the said tribunal that are in force and applicable to the de iure arbitration (“arbitraje de derecho”), which the Parties hereby declare to know and accept.
12. MISCELLANEOUS
12.1 Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective unless such modification, amendment or waiver is approved in writing by the Parties hereto.
12.2 The headings of sections of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.
12.3 Failure to exercise any right hereunder shall not be considered a waiver of such right or rights in the future.
13. COUNTERPARTS
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, all as of the date above written.

Assignor:

DONG WON CORPORATION (SUCURSAL ARGENTINA)

/s/ Kang Jong Ho
By: Kang Jong Ho
Position: Legal Representative

Assignee:

GRAN TIERRA ENERGY ARGENTINA S.A.

/s/ Rafael Orunesu
By: Rafael Orunesu
Position: Attorney-in-fact